Amendment to

JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and Harris Associates L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Harris Associates L.P., a Delaware Limited Partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to a certain series (the “Fund”) of JNL Series Trust (the “Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to reduce the sub-advisory fees for the Fund, as set forth on Schedule B of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated July 1, 2017, attached hereto.

2)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective July 1, 2017.

Jackson National Asset Management, LLC		Harris Associates L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Ian J. McPheron
Name:	Mark D. Nerud	Name:	Ian J. McPheron
Title:	President and CEO	Title:	Secretary and Deputy General Counsel

Schedule B
Dated July 1, 2017
(Compensation)

JNL/Harris Oakmark Global Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 million	0.60%
$100 million to $200 million	0.50%
Amounts over $200 million	0.45%

B-1